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                                                                    Exhibit 23.3

                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in these Registration Statements of Weatherford International Ltd. (the successor of Weatherford International, Inc.) on Form S-3 (Nos. 333-100588 and 333-100588-01) and on Form S-8 (Nos.
033-56384-99, 033-56386-99, 033-65790-99, 033-64349-99, 333-13531-99,
333-36598-99, 333-48320-99, 333-48322-99, 333-53633-99, 333-81678-99, 333-112378
and 333-81676-99) of our reports dated June 4, 2004, appearing in the Annual Report on Form 10-K of Universal Compression Holdings, Inc. and Universal Compression, Inc. for the year ended March 31, 2004, and incorporated by reference in this Annual Report on Form 10-K/A of Weatherford International Ltd. for the year ended December 31, 2003.

/s/ Deloitte & Touche LLP

June 14, 2004